Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William A. McWhirter II,
Senior Vice President and Group President
Construction Products, Energy Equipment and Inland Barge Groups
October 29, 2014

Thank you Tim and good morning everyone.

The Energy Equipment Group reported record revenue for the third quarter. The Group also doubled its quarterly operating profit compared to last year. Revenues and profit increased primarily due to recent acquisitions, higher shipments of storage containers serving the energy sector, as well as increased deliveries and improved operational performance in our wind tower business. At the end of the quarter, our wind tower backlog totaled $529 million.

During the third quarter, Trinity completed the purchase of the assets of Meyer Steel Structures. This acquisition enhances the diversity of Trinity’s portfolio of businesses. The Meyer business is now part of Trinity’s Energy Equipment group and operates as Trinity Meyer Utility Structures, LLC.

The integration of Meyer is progressing smoothly. The addition of Meyer provides Trinity a market-leading position in the North American utility steel structures market. While current market fundamentals continue to create a very competitive environment, our long-term outlook is positive.

Moving to our Inland Barge Group

During the third quarter, the Inland Barge Group reported a 30% year-over-year increase in operating profit primarily resulting from a change in product mix. We received orders totaling approximately $177 million during the quarter, resulting in a backlog of $475 million at the end of September.

I am pleased with our Barge Group’s ability to respond to various demand drivers and generate efficiencies within the plants. This group’s operational flexibility is a key differentiator, enabling us to enhance profitability and respond to our customers’ needs.
Inquiries for hopper barges have been steady due to strong corn and soybean harvests. Tank barge demand is currently driven primarily by downstream markets, including chemical and petrochemicals. The order environment for new tank barges is consistent with our earlier expectations that downstream infrastructure investments would create additional demand.

Moving to our Construction Products Group

Overall, I am pleased with the level of profitability we achieved during the third quarter. Revenues increased 14% year-over-year primarily resulting from higher sales volumes in our Aggregates business. Operating profit increased 16% compared to last year due to a more favorable product mix. We continue to see strong demand in the Texas construction market, which is a good indicator of overall demand for our aggregates business. Conditions in the highway business remain challenging. The continued uncertainty regarding the availability of funding from the Federal Highway Bill makes it difficult for the state highway authorities to plan longer-term projects.

With regard to the Highway litigation matter, both Trinity Highway Products and the Texas A&M Transportation Institute are working to develop the testing plan requested by the Federal Highway Administration and will deliver the proposed plan this week. Testing dates and additional details will not be finalized until the plan has been approved by the Federal Highway administration. At a state level, we are working with each state to better understand their concerns and a possible course of action. We do not have any additional details to provide at this time.

And now, I will turn the presentation over to Steve.